 As filed with the Securities and Exchange Commission on November 27, 1996
                                                     Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                               -------------


                               COPYTELE, INC
           (Exact Name of Registrant as Specified in its Charter)


           Delaware                                   11-2622630
 (State or Other Jurisdiction              (I.R.S. Employer Identification
     of Incorporation or                                 No.)
        Organization)


                              900 Walt Whitman Road
                    Huntington Station, New York  11746
                               (516) 549-5900
            (Address, Including Zip Code, and Telephone Number,
     including Area Code, of Registrant's Principal Executive Offices)


                   COPYTELE, INC. 1993 STOCK OPTION PLAN
                            (Full Title of Plan)


                              Denis A. Krusos

             Chairman of the Board and Chief Executive Officer
                               CopyTele, Inc.
                           900 Walt Whitman Road
                    Huntington Station, New York  11746
                               (516) 549-5900
                   (Name and Address, Including Zip Code,
      and Telephone Number, Including Area Code, of Agent For Service)


                                 Copies to:
                         Gerald S. Backman, P.C.
                        Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                         New York, New York 10153
                              (212) 310-8000

                                                CALCULATION OF REGISTRATION FEE

                                                                    Proposed Maximum   Proposed Maximum
     Title of Each Class of Securities to be        Amount to be     Offering Price   Aggregate Offering         Amount of
                   Registered                        Registered         Per Unit            Price             Registration Fee
Shares of Common Stock, par value $.01 per share     6,000,000          $6.4375          $38,625,000                 $11,705

(1)     Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities
        Act of 1933.
(2)     Estimated pursuant to Rule 457(b) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the shares as reported by the NASDAQ National Market System, the automated quotation system of the
        National Association of Securities Dealers, Inc., on November 22, 1996.

                                EXPLANATORY NOTE

               This Registration Statement registers 6,000,000 additional shares of common stock of CopyTele, Inc. (the "Company"), par value $.01 per share (the "Common Stock"), for issuance pursuant to stock options granted under the Company's 1993 Stock Option Plan, as amended (the "Plan"), including 3,000,000 shares by virtue of the two-for-one stock split issued on June 17, 1996 to stockholders of record at the close of business on June 4, 1996. The contents of an earlier Registration Statement on Form S-8 in respect of the Plan, as filed with the Securities and Exchange Commission (the "Commission") on December 9, 1993, Registration No. 33-72716, and a Registration Statement on Form S-8 in respect of an amendment to the Plan, as filed with the Commission on September 6, 1995, Registration No. 33-62381, are hereby incorporated by reference; provided, however, that the
                                           --------  -------
     Reoffer Prospectus contained in such earlier Registration Statements shall be deleted and the following revised Reoffer Prospectus, filed as part of this Registration Statement, shall be substituted therefor.

                               REOFFER PROSPECTUS
                               ------------------

                                 COPYTELE, INC.

                     COMMON STOCK (PAR VALUE $.01 PER SHARE)

                   20,000,000 SHARES OF COMMON STOCK UNDER THE
                      COPYTELE, INC. 1993 STOCK OPTION PLAN

               This Prospectus is being used in connection with the offering from time to time by directors, officers and/or other key employees and consultants (the "Selling Shareholders") of CopyTele, Inc., a Delaware corporation (the "Company"), who may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") which have been or may be acquired by them pursuant to the Company's 1993 Stock Option Plan, as amended on May 3, 1995 and May 10, 1996 (the "1993 Plan").

               The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders.
     Alternatively, the Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the National Association of Securities Dealers, Inc. Automated Quotation System National Market System (the "Nasdaq Stock Market"), in sales occurring in the public market off the Nasdaq Stock Market, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder. The Company will not be entitled to any of the proceeds from such sales, although the Company may receive the exercise price in cash upon the exercise of the options under which the shares of Common Stock are acquired by the Selling Shareholders.

               The Selling Shareholders and any dealer participating in the distribution of any shares of Common Stock or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

               The Common Stock is traded on the Nasdaq Stock Market. On November 22, 1996 the closing price of the Common Stock as reported by the Nasdaq Stock Market was $6.25 per share.

               AN INVESTMENT IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "THE COMPANY".

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 27, 1996

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information . . . . . . . . . . . . . . . . . . . .        2

     Incorporation of Certain Documents by Reference . . . . . . .        3

     The Company . . . . . . . . . . . . . . . . . . . . . . . . .        4

     Selling Shareholders  . . . . . . . . . . . . . . . . . . . .        4

     Plan of Distribution  . . . . . . . . . . . . . . . . . . . .        6

     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .        7

               No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with any offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer to sell, solicitation of an offer to buy or sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

               This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

               (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1996, April 30, 1996 and July 31, 1996.

               (c)  The Company's Report on Form 8-K dated April 17, 1996.

               (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on October 24, 1983, including any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: CopyTele, Inc., 900 Walt Whitman Road, Huntington Station, New York 11746, Attention: Secretary. Telephone requests may be directed to the Secretary at (516) 549-5900.

               Any statements contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                   THE COMPANY

               The Company is a development stage enterprise whose principal activities are the development of telephone based multi-functional telecommunications products incorporating the Company's ultra-high resolution flat panel display, the further enhancement of its flat panel display, and its interest in Shanghai CopyTele Electronics Co., Ltd., the joint venture in China for the production of its telecommunications products.

               The Company has not had any revenues to support its operations since its inception. There is no assurance, and the Company is not able to predict, if and when marketable telecommunications products incorporating the Company's flat panel technology will be produced and sold in commercial quantities. Even if the Company were to produce marketable products, directly or through the Joint Venture, there is no assurance that the Company will generate revenues in the future, will have sufficient revenues to generate profits or that other products will not be produced by other companies that will render the products of the Company and of the Joint Venture obsolete.

               The Company's Chief Executive Officer, Denis A. Krusos, and its President, Frank J. DiSanto, are engaged in the management and operations of the Company and Shanghai CopyTele, Inc., including the technical aspects of the development of the Company's products, and are important to the future business and financial arrangements of the Company and the Joint Venture.

               IN LIGHT OF THE FOREGOING FACTORS AND OTHER INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS
     PROSPECTUS, AN INVESTMENT IN THE COMMON STOCK INVOLVES SUBSTANTIAL
     RISKS.

               The Company was incorporated on November 5, 1982, under the laws of the State of Delaware. Its principal executive offices are located at 900 Walt Whitman Road, Huntington Station, New York 11746, and its telephone number is (516) 549-5900.

                              SELLING SHAREHOLDERS

               This Prospectus relates to shares of Common Stock which have been or may be acquired by the Selling Shareholders pursuant to the 1993 Plan. The following table sets forth certain information with respect to the Selling Shareholders as of November 18, 1996, as follows: (i) the name and position with the Company within the past three years of each Selling Shareholder; (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder (including shares obtainable under options exercisable within sixty (60) days of such date); (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.


      Selling Shareholder      Number of         Number of       Shares Beneficially
      and Position with        Shares            Shares Being     Owned After Sale
      the Company within       Beneficially      Offered          ----------------
      the Past Three Years     Owned(1)          Hereby(2)        Number   Percent
      --------------------     ------------      ------------     ------   -------
      Denis A. Krusos -
      Director, Chairman
      of the Board and
      Chief Executive
      Officer                   6,389,440         1,772,180      4,792,260    8.10%

      Frank J. DiSanto -
      Director and President    6,052,960(3)      1,682,180      4,545,780(3) 7.69%

      Gerald J. Bentivegna -
      Director, Vice
      President-Finance
      and Chief Financial
      Officer                      61,000           185,000          1,000    0.00%

      Frank W. Trischetta,
      Senior Vice President-
      Marketing and Sales         208,000           363,000              0    0.00%

      John R. Shonnard -
      Director                    247,200(4)        120,000        167,200(4) 0.29%

      John E. Gillies -
      Director                     81,000(5)        100,000         21,000(5) 0.04%

      ________________

     (1)   Includes 1,597,180 shares, 1,507,180 shares, 60,000 shares,
           208,000 shares, 80,000 shares and 60,000 shares which Denis A. Krusos, Frank J. DiSanto, Gerald J. Bentivegna, Frank W. Trischetta, John R. Shonnard and John E. Gillies, respectively, have the right to acquire currently or within sixty (60) days of the date hereof upon the exercise of options granted pursuant to the 1993 Plan.

     (2)   Includes 175,000 shares, 175,000 shares, 125,000 shares, 155,000 shares, 40,000 shares and 40,000 shares of Common Stock which Denis A. Krusos, Frank J. DiSanto, Gerald J. Bentivegna, Frank
           W. Trischetta, John R. Shonnard and John E. Gillies, respectively, have the right to acquire upon the exercise of options granted pursuant to the 1993 Plan, which options are not currently exercisable or exercisable within sixty (60) days of the date hereof.

     (3) Includes 2,000,000 shares of Common Stock held in the Frank J. DiSanto Revocable Living Trust. Mr. DiSanto is the trustee and has sole voting and investment power of the trust.

     (4) Includes 37,600 shares which Mr. Shonnard has the right to acquire currently upon the exercise of options granted pursuant to the CopyTele, Inc. 1987 Stock Option Plan, and 129,600 shares of Common Stock which are held in a revocable trust by Wells Fargo Bank (successor to First Interstate Bank of California), as trustee of such trust. Mr. Shonnard and his wife, Janet L. Shonnard, are the beneficiaries of such trust and, under certain circumstances, may jointly exercise the voting power and investment power of the trust.

     (5) Includes 20,000 shares which Mr. Gillies has the right to acquire currently upon the exercise of options granted pursuant to the CopyTele, Inc. 1987 Stock Option Plan.

           As of November 18, 1996, there were 57,404,656 shares of the Company's Common Stock outstanding.

           Where applicable, all references to amounts of Common Stock have been adjusted to reflect the two-for-one stock split issued on June 17, 1996 to stockholders of record at the close of business on June 4, 1996 in the form of a stock dividend of one share of Common Stock for each share outstanding.

                              PLAN OF DISTRIBUTION

               The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders.
     Alternatively, the Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the Nasdaq Stock Market, in sales occurring in the public market off the Nasdaq Stock Market, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder. The Company will not be entitled to any of the proceeds from such sales, although the Company may receive the exercise price in cash upon the exercise of the options under which the shares of Common Stock are acquired by the Selling Shareholders.

               The Selling Shareholders and any dealer participating in the distribution of any of the shares of Common Stock or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

               Any broker or dealer participating in any distribution of shares of Common Stock in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the shares of Common Stock from or through such broker or dealer.

               In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                     EXPERTS

               The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended
     October 31, 1995 have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Huntington Station, State of New York, on this 27th day of November, 1996.

                                   CopyTele, Inc.


                                   By: /s/ Denis A. Krusos
                                      -------------------------------------
                                       Denis A. Krusos
                                       Chairman of the Board and Chief
                                       Executive Officer


                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Denis A. Krusos and Frank J. DiSanto acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



 Signature                                Title                                                   Date
 ---------                                -----                                                   ----
 /s/ Denis A. Krusos                      Chairman of the Board, Chief Executive Officer and      November 27, 1996
 -------------------------------------    Director (Principal Executive Officer)
 Denis A. Krusos

 /s/ Frank J. DiSanto                     President and Director                                  November 27, 1996
 -------------------------------------
 Frank J. DiSanto

 /s/ Gerald J. Bentivegna                 Vice President-Finance, Chief Financial Officer and     November 27, 1996
 -------------------------------------    Director (Principal Financial and Accounting
 Gerald J. Bentivegna                     Officer)

 /s/ John E. Gillies                      Director                                                November 27, 1996
 -------------------------------------
 John E. Gillies

 /s/ John R. Shonnard                     Director                                                November 27, 1996
 -------------------------------------
 John R. Shonnard


                                  EXHIBIT INDEX


      EXHIBIT NO.                  DESCRIPTION
      -----------                  -----------

           4(a)  -  Certificate of Incorporation of the
                    Company, as amended, filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1992 (incorporated by reference).

           4(b) - By-Laws of the Company, as amended and restated, filed as Exhibit 4(b) to the Company's Registration Statement on Form
                    S-8, Registration No. 33-49402
                    (incorporated by reference).

           4(c) - CopyTele, Inc. 1993 Stock Option Plan, filed as Annex A to the Company's Proxy
                    Statement dated June 10, 1993
                    (incorporated by reference).

           4(d)  -  Amendment No. 1 to the CopyTele, Inc.
                    1993 Stock Option Plan, dated as of May
                    3, 1995, filed as Exhibit 4(d) to the
                    Company's Registration Statement on Form
                    S-8, Registration No. 33-62381
                    (incorporated by reference).

           4(e)  -  Amendment No. 2 to the CopyTele, Inc.
                    1993 Stock Option Plan, dated as of May
                    10, 1996, filed as Exhibit 10.32 to the
                    Company's Quarterly Report on Form 10-Q
                    for the quarter ended April 30, 1996
                    (incorporated by reference).

           5     -  Opinion and consent of Weil, Gotshal &
                    Manges LLP, dated November 27, 1996.

           23(a) -  Consent of Arthur Andersen LLP

           23(b) -  Consent of Weil, Gotshal & Manges LLP
                    (included in Exhibit 5).